Exhibit 10.4

Execution Version

LETTER AGREEMENT

Dated as of December 19, 2019

TPHS Lender LLC

520 Madison Avenue, 30th Floor

New York, New York 10022

Re:         Rights of the Registered Holders of Warrants

To Whom it May Concern:

Reference is hereby made to (1) that certain Warrant Agreement, dated as of the date hereof (as it may from time to time be amended or supplemented, the “Warrant Agreement”), between Trinity Place Holdings Inc., a Delaware corporation (together with its successors and assigns, the “Company”) and TPHS Lender LLC (together with its successors and assigns, the “Purchaser”), and (2) that certain Credit Agreement, dated as of the date hereof (as it may from time to time be amended or supplemented, the “Credit Agreement”), among the Company, the Purchaser and the other parties thereto. Capitalized terms used but not otherwise defined herein shall have their respective meanings ascribed to such terms in the Warrant Agreement or, if not otherwise defined in the Warrant Agreement, in the Credit Agreement.

The purpose of this letter agreement (this “Letter Agreement”) is to memorialize certain rights which have been negotiated between the Company and the Purchaser which will inure to the benefit of the current and future registered holders (collectively, “Holders”) of any Warrants.

I.       Reporting Requirements.

Pursuant to Section 5.03 of the Credit Agreement, the Company is periodically required to furnish certain notices, information and communications to the Purchaser (in the Purchaser’s capacity as a Lender under the Credit Agreement). The Company shall furnish such notices, information and communications to each current Holder that elects to receive such notices, information and communications concurrently with the furnishing of such notices, information or communications to the Lenders or, if Indebtedness under the Credit Agreement is no longer outstanding, to Qualifying Holders at the times set forth in Section 5.03(s) of the Credit Agreement. For the avoidance of doubt, the Company’s obligation to furnish such notices, information and communications to the Qualifying Holders shall continue under this Letter Agreement even if Indebtedness under the Credit Agreement is no longer outstanding.

II.       Board Appointment and Observation Rights.

So long as the Purchaser, together with all other Attribution Parties, beneficially hold at least five percent (5.0%) of the outstanding Common Stock (assuming the exercise of all outstanding Warrants for which the Purchaser or any other Attribution Party is the registered holder), the Holders shall have the right to appoint one member of the Company’s and, if applicable, each of its Subsidiaries’ board of directors or equivalent governing body (the “Designee”). At the election of the Holders, a board observer may be selected in lieu of a board member. The Designee shall also sit on up to three (3) committees of the board of directors or equivalent governing body of the Company and each Subsidiary of the Company’s choosing (which the Designee may change at any time and from time to time and subject to the requirements of the SEC or applicable Exchange regarding the qualifications of committee membership). The Designee shall be entitled to customary indemnification with respect to matters arising out of the Company’s affairs to the fullest extent permitted by law. In addition, the Company will maintain customary D&O insurance, and the Designee shall be entitled to receive customary reimbursement of expenses incurred in his or her service as a member of the board and/or any committee thereof, but shall not, except in the case of a director who is not an employee of either the Company or Davidson Kempner Capital Management LP, receive compensation for such service. Notwithstanding the foregoing, the Holders shall not have the right to appoint a Designee hereunder at any time that a board or observer may be appointed pursuant to Section 5.01(v) of, or otherwise under, the Credit Agreement.

III.       Preemptive Rights.

For a period of five (5) years following the exercise of a Warrant by a Qualifying Holder (as defined below), but only as long as such Qualifying Holder is still a holder of Common Stock, the Company shall afford such Qualifying Holder with the right to participate in future equity issuances by the Company and its Subsidiaries as follows:

A.                 If the Company or any of its Subsidiaries propose to issue and sell to any Person (the “Proposed Purchasers”) (1) any equity, (2) any securities containing options or rights to acquire equity, or (3) any securities convertible into equity (such equity and securities are hereinafter collectively referred to as “Newly Issued Securities”), the Company or such Subsidiary will first offer to each of the Qualifying Holders a portion of the number or amount of such equity or securities proposed to be sold in any such transaction or series of related transactions equal to the product of (a) the number of such Newly Issued Securities proposed to be issued and sold by the Company or such Subsidiary and (b) the percentage of the issued and outstanding Common Stock held by such Qualifying Holder, all for the same price and upon the same terms and conditions as the equity or securities that are being offered in such transaction or series of transactions.

B.                  Notwithstanding the foregoing, the provisions of this Section III shall not be applicable to the issuance of equity or securities (i) upon the conversion of any option, warrant or other security convertible into shares of Common Stock; (ii) as a dividend or distribution on (or payment of accrued yield in respect of) the outstanding securities or in connection with any ratable splits, reclassifications, recapitalizations, consolidations or similar events affecting the securities, (iii) to officers, directors or employees of the Company or any Subsidiary pursuant to option plans or other equity incentive compensation plans or arrangements, on terms approved by the Board of Directors, (iv) in any transaction with respect of a security that is available to all holders of such security on a pro rata basis or (v) in connection with a business acquisition by the Company pursuant to a bona fide sale, whether by merger, consolidation, sale of assets or sale or exchange of equity securities or otherwise, or in connection with joint ventures (including the 250 North 10th JV), strategic alliances, lending or other commercial relationships not for the purpose of raising equity capital, in each case, to the extent approved by the Board of Directors.

C.                  The Company will give to the Qualifying Holders a written notice setting forth the terms and conditions upon which the Qualifying Holders may purchase such Newly Issued Securities in accordance with Section III(A) (the “Preemptive Notice”). After receiving a Preemptive Notice, the Qualifying Holders must reply, in writing, within fifteen (15) Business Days after the receipt of such Preemptive Notice that such persons agree to purchase all or a portion of the Newly Issued Securities pursuant to this Section III on the date of proposed sale (the “Preemptive Reply”). If any Qualifying Holder fails to make a Preemptive Reply in accordance with this Section III, the shares of Common Stock or other securities offered to such Qualifying Holder may thereafter, for a period not exceeding four (4) months following the expiration of such fifteen (15) Business Day period, be issued, sold or subjected to rights or options to the Proposed Purchasers and to the Qualifying Holders who have delivered a valid Preemptive Reply, on a pro rata basis, at a price not less than and on terms no more favorable (in the case of non-price terms only, in any material respect) to the Proposed Purchaser than that at which they were offered to the Qualifying Holders. Any such Newly Issued Securities not so issued, sold or subjected to rights or options to the Proposed Purchasers and to the Qualifying Holders who have delivered a valid Preemptive Reply that are not purchased shall be reoffered to the Proposed Purchasers pursuant to procedures and timeframes determined by the Board of Directors in good faith (including pursuant to an oversubscription or similar right included in the initial offer).

D.                 For purposes of this Letter Agreement, a “Qualifying Holder” is any Holder that is the Purchaser or an Attribution Party or an Affiliate thereof, or a direct Transferee of one of the foregoing, who holds at least 700,000 shares of Common Stock.

IV.       Miscellaneous.

A.                 Requisite Approval. For purposes of exercising any rights of the Holders under this Letter Agreement, the approval of Holders collectively representing a majority of the shares of Common Stock issuable upon, or previously issued upon, exercise of all of the Warrants issued under the Warrant Agreement shall be sufficient to exercise such rights on behalf of all Holders. For the avoidance of doubt, at the time of the execution of this Letter Agreement (and prior to any adjustments or transfers which may occur pursuant to the terms of the Warrant Agreement), (1) the number of issued and issuable shares of Common Stock necessary to constitute a majority for purposes of the immediately preceding sentence shall be 3,589,501, and (2) the Purchaser is the sole Holder and, accordingly, owns a number of issued and issuable shares of Common Stock necessary to constitute a majority for purposes of the immediately preceding sentence (and therefore to exercise any rights of the Holders under this Letter Agreement).

B.                  Third Party Beneficiaries. The Holders shall be third party beneficiaries to this Letter Agreement and shall have the right to enforce their rights under this Letter Agreement directly.

C.                  Notices. All notices, information and communications required to be provided pursuant to this Letter Agreement shall be provided in the same manner, and subject to the same restrictions, as if such notices, information and communications were required to be delivered in accordance with Section 7.5 of the Warrant Agreement.

D.                 Governing Law. This Letter Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the state of New York, without giving effect to the conflict of laws rules thereof to the extent that any such rules would require or permit the application of the laws of any other jurisdiction, except to the extent that the Delaware General Corporation Law specifically and mandatorily applies.

E.                  Severability. Any provision of this Letter Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

F.                  Execution in Counterparts. This Letter Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.

G.                 Remedies. The Company, the Purchaser and the Holders shall each be entitled to enforce their respective rights under this Letter Agreement specifically to recover damages by reason of any breach of any provision of this Letter Agreement and to exercise all other rights existing in their favor. The Company and the Purchaser agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Letter Agreement and that the other party hereto and the Holders, as applicable, may, in such party or Holder’s sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Letter Agreement.

H.                 Construction. The Company and the Purchaser intend that this Letter Agreement be construed in accordance with the principles of construction set forth in Section 5.2(a) of the Warrant Agreement.

I.                  Waivers & Consents. The Company and the Purchaser intend that the waivers and consents of the Company and the Purchaser set forth in Section 7.8 of the Warrant Agreement shall extend to this Letter Agreement as if this Letter Agreement were incorporated directly into the Warrant Agreement and set forth at length therein.

J.                 Amendment and Waiver. This Letter Agreement may only be amended or waived by a written instrument executed by the Company and the Purchaser.

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IN WITNESS WHEREOF, the Company and the Purchaser have executed this Letter Agreement as of the date first above written.

Sincerely,

COMPANY:

TRINITY PLACE HOLDINGS INC.

By:	/s/ Steven Kahn
Name: Steven Kahn
Title: Chief Financial Officer

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

PURCHASER:

TPHS Lender LLC

By:	/s/ Joshua D. Morris
Name:	Joshua D. Morris
Title:	Manager

[Signature Page to Letter Agreement]